 NEWS RELEASE

For Immediate Release
February 5, 2009

Canwest announces strategic review of five conventional television stations

WINNIPEG – Canwest Global Communications Corp (“Canwest” or the “Company”) announced today that it is exploring strategic options for five of its conventional television stations, CJNT-TV in Montreal, CHCH-TV in Hamilton, CHCA-TV in Red Deer, CHBC-TV in Kelowna and CHEK-TV in Victoria.

The sale of the stations is one of several options being considered by the Company following an internal review. RBC Capital Markets has been retained to assist in this process.

“These stations have proud histories of serving their communities with strong independent voices,’’ Canwest President and CEO Leonard Asper said. “However, as they are currently configured, these stations are not core to our television operations going forward.”

He added: “In the current economic environment, we believe that our efforts are best focused on the areas of greatest return including the continued growth of our industry-leading specialty channels and in increasing the linkages between those channels and our powerful Global conventional television brand. We believe this process will lead to significantly enhanced shareholder value.”

Mr. Asper said Canwest has taken advantage of the shifting television viewing audiences to develop a much stronger presence in specialty channels and digital media while increasing the strategic interdependence between these and the Global network. This relationship has helped generate industry leading growth among Canwest’s specialty channels. As a result, Canwest has come to the determination that operating a second conventional TV network in Canada is no longer key to the long-term success of our broadcasting business.

“Going forward, this allows us to invest in the areas that provide the greatest return,’’ Asper said.

Forward Looking Statements:

This news release contains certain forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of Canwest. Statements that are not historical facts are forward-looking and are subject to important risks, uncertainties and assumptions.  These statements are based on our current expectations about our business and the markets in which we operate, and upon various estimates and assumptions.  The results or events predicted in these forward-looking statements may differ materially from actual results or events if known or unknown risks, trends or uncertainties affect our business, or if our estimates or assumptions turn out to be inaccurate.  As a result, there is no assurance that the circumstances described in any forward-looking statement will materialize.  Significant and reasonably foreseeable factors that could cause our results to differ materially from our current expectations are discussed in the section entitled "Risk Factors" contained in our Annual Information Form for the year ended August 31, 2008 dated November 24, 2008 filed by Canwest Global Communications Corp. with the Canadian securities commissions (available on SEDAR at  www.sedar.com ), as updated in our most recent Management's Discussion and Analysis for the three months ended November 30, 2008. Unless required by law, we disclaim any intention or obligation to update any forward-looking statement even if new information becomes available, as a result of future events or for any other reason.

About Canwest Global Communications Corp.

Canwest Global Communications Corp. (www.canwest.com), (TSX: CGS and CGS.A,) an international media company, is Canada’s largest media company. In addition to owning the Global Television Network, Canwest is Canada’s largest publisher of English language daily newspapers and owns, operates and/or holds substantial interests in conventional television, out-of-home advertising, specialty cable channels, web sites, radio stations and networks in Canada, New Zealand, Australia, Turkey, Indonesia, Singapore, the United Kingdom and the United States.

For further information:

Media Contact:
John Douglas, Vice President, Public Affairs
Tel: (204) 953-7737
jdouglas@canwest.com

Investor Contact:
Hugh Harley, Director, Investor Relations
Tel: (204) 953-7731
hharley@canwest.com